Exhibitb 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) dated as of December 7th, 2007 is by and between Modavox, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and Andrew Burgess (“Consultant”), a resident of Phoenix, Arizona.

RECITALS

A.	Consultant possesses certain knowledge and familiarity with the Company and the Company’s intellectual property.

B.
The Company wishes to enforce certain rights it may have against certain third parties with respect to its intellectual property and believes Consultant’s knowledge and familiarity with the Company’s intellectual property will be useful towards that end.

C.	The Company desires to engage Consultant, and Consultant desires to accept such engagement on the terms and conditions set forth in this Agreement.

D.
With this Consulting Agreement, the parties wish to resolve an existing dispute arising out of the performance of a Work-Made-For Hire Agreement between Company and Consultant entered into on July 27, 2006 (the “Works-Made-For Hire Agreement”).

E.
The Company acknowledges that Consultant is an officer, director, employee and or shareholder of entities unrelated to the Company and as a result is engaged in other activities for such entities including software application development services, provided, however, that this acknowledgement shall not diminish Consultant’s obligations hereunder in respect of non-competition, confidentiality or otherwise.

AGREEMENT

In Consideration of the conditions and covenants contained herein, the parties agree as follows:

1.	Engagement. The Company hereby engages Consultant and Consultant hereby accepts such engagement with the Company on the terms and conditions set forth in this Agreement (the “Engagement”).

2.	Duties and Performance.

(a)
During the Engagement, Consultant shall report to the Chief Technology Officer of the Company or such other person designated by the Chief Executive Officer of the Company and shall perform the services described on Exhibit A and such other services reasonably related thereto as the Company (acting through its Chief Technology Officer or such other person as may be designated by the Company’s Chief Executive Officer) may reasonably request.  During the Engagement Consultant shall devote as much time as reasonably required to perform such consulting services, which, on average, shall not exceed twenty (20) hours per week as determined on an annual basis, and Consultant shall use his best efforts to advance the interests of the Company.

(b)
Consultant shall not have, nor shall Consultant represent for any party that Consultant has, any power or authority to enter into written or oral agreements on behalf of the Company or otherwise bind the Company.

(c)	Consultant shall be responsible for providing, at Consultant’s expense, all necessary equipment and supplies for the performance of his services hereunder.

3.	Assignment of Inventions: Simultaneously with the execution of this Agreement the parties are entering into the Assignment of Inventions Agreement attached hereto as Exhibit B.

4.	Term: The Engagement shall commence on the date hereof and terminate as set forth in Section 6 hereof.

5.	Consulting Fees; Expenses.

(a)	Upon the signing of this Agreement or in the case of 5(a)(2) on January 1, 2008, and in exchange for the waiver in Section 14, the Company shall pay or issue to Consultant the following:

(1)	A cash payment of $30,000;

(2)	275,000 shares of the Company’s Common Stock on January 1, 2008, which shares shall bear appropriate restrictive legends;

(3)	A nonqulified stock option to purchase 50,000 fully vested shares of the Company’s Common Stock at $1.00 per share; and

(4)	A nonqualified stock option to purchase 50,000 shares of the Company’s Common Stock at $1.00 per share, which shall become fully vested on March 1, 2008.

(b)
 In exchange for the work performed that is the subject of the Engagement and the services set forth in Exhibit A, Consultant shall be entitled to received the following compensation related to the infringement actions:

(1)
A nonqualified stock option issued in conjunction with the execution of this Agreement to purchase an aggregate of 200,000 shares of the Company’s Common Stock at the exercise prices and subject to vesting as follows:

Number of Shares	Exercise Price	Vesting Schedule
100,000	$1.75	Ratably over 36 months from the date hereof
100,000	$2.00	Ratably over 36 months from the date hereof

(2)
Five percent (5%) of the Net Proceeds actually received by the Company resulting from pending litigation or litigation threatened in writing (“Pending Actions”) for infringement of U.S. Patent Number 6594691 and any continuations, continuations-in-part, divisions, reissues, renewals or extensions of Patent Number 6594691 (the “Company Patents”), where such Pending Actions were initiated during the Engagement.  “Net Proceeds” shall mean the excess of (a) the gross proceeds actually received by the Company pursuant to a court award of damages for infringement, a settlement of infringement claims, a licensing agreement resulting from any resolution of the Pending Actions, or a sale of the Company Patents resulting from any resolution of the Pending Actions (“Gross Proceeds”) over (b) all non-reimbursed costs and expenses (including non-reimbursed attorneys’ fees) incurred by or on behalf of the Company relating to all investigations of infringement and all litigation, technical and legal studies and the like in connection with the enforcement of the Company Patents against third parties for infringement, but excluding any pre-paid costs and expenses for incomplete investigations of infringement, litigation, technical and legal studies in connection with the enforcement of the Company Patents against third parties for infringement and any payments paid to Consultant pursuant to Section 5(a) and this Section 5(b)(2) (“Expenses”).  The determination of Net Proceeds shall be made at the time of receipt by the Company of each payment constituting Gross Proceeds and shall be calculated in respect of the cumulative Gross Proceeds and cumulative Expenses as of such calculation date.  Pre-paid costs and expenses excluded from the calculation of Net Proceeds shall be included in such calculation once services for such pre-paid costs and expenses have been rendered.  In no event will Consultant be required to pay any amounts to the Company as a result of the Expenses exceeding the Gross Proceeds.  If the Net Proceeds are in a form other than cash, the payments to Consultant hereunder shall be in the same form as received by the Company, or at the Company’s option in respect of all or any portion of non cash proceeds in cash in an amount equal to the fair value of such proceeds.  Consultant shall have the right, upon ten (10) days written notice to the Company, to review the Company’s calculation of Net Proceeds at Consultant’s expense unless it is determined that there has been an underpayment, in which case the cost of such review shall be incurred by the Company.  An example of how Net Proceeds are calculated is set forth on Schedule 1 attached hereto.

(c)
In exchange for the work performed that is the subject of the Engagement, the duties set forth in Exhibit A and the Assignment of Inventions that is Exhibit B, Consultant shall be entitled to receive the following compensation related to the Company’s exploitation of the Company Patents, even if not related to any pending or threatened litigation

(1)
Five percent (5%) of all Net Royalties actually received from licensing by the Company of the Company Patents to third parties other than under the circumstances described in Section 5(b)(2) above, which licenses are entered into during the term of the Engagement.  “Net Royalties” shall be calculated net of all non-reimbursed direct costs and expenses actually incurred by or on behalf of the Company related to the royalty stream including any administration, reporting, or accounting expenses, but excluding any payments paid to Consultant pursuant to Section 5(a) and this Section 5(c)(1).  If the Net Royalties are in a form other than cash, the payments to Consultant hereunder shall be in the same form as received by the Company from such sale or, at the Company’s option in respect of all or any portion of non-cash Net Royalties, in cash in an amount equal to the fair value of such Net Royalties.

(2)
Five percent (5%) of the Net Sale Proceeds actually received by the Company from the sale of the Company Patents other than under the circumstances described in Section 5(b)(2) above and not including the sale or transfer of the Company Patents to an indirect or direct parent or subsidiary of the Company, which sale agreement is entered into during the term of the Engagement.  “Net Sale Proceeds” shall be calculated net of all non-reimbursed direct costs and expenses actually incurred by or on behalf of the Company in connection with the sale, excluding any payments paid to Consultant pursuant to Section 5(a) and this Section 5(c)(2).  If the Net Sale Proceeds are in a form other than cash, the payments to Consultant hereunder shall be in the same form as received by the Company from such sale, or at the Company’s option in respect of all or any portion of the non-cash Net Sale Proceeds, in cash in an amount equal to the fair value of such proceeds.

The compensation payable under Sections 5(b) and (c) (“Consultant Compensation”) shall be paid within 30 days of the end of the month in which the Net Proceeds, Net Royalties or Net Sale Proceeds, as the case may be, are received by the Company.

(d)	The options described in the foregoing Sections 5(a) and (b) shall be set forth in an Option Agreement in substantially the form attached as Exhibit C attached hereto (the “Option Agreement”).

(e)
The Company shall keep complete and accurate records relating to the Consultant Compensation in sufficient detail to enable the amount of such Consultant Compensation to be determined.  Consultant may, upon fifteen (15) days written notice to the Company, engage an independent accounting firm to examine the Company’s books, ledgers, and records during regular business hours solely for the purpose of and to the extent necessary to verify the amount of Consultant Compensation paid and the calculation thereof.  In the event that the Consultant Compensation is determined to have been underpaid, the Company shall immediately pay Consultant the underpaid amounts, together with interest thereon at a per annum rate equal to the prime rate of interest, as published by the Wall Street Journal.  The cost of the examination shall be borne by Consultant, provided, however, that if it is determined the Consultant has been underpaid by an amount greater than ten percent (10%) of the total owed during the period subject to such review, the Company shall bear the cost of such examination.  The Company may require the independent accounting firm to enter into a confidentiality agreement in a form satisfactory to the Company prior to allowing access to the Company’s books and records.

(f)
The Company shall pay or reimburse Consultant for all reasonable travel and other expenses incurred or paid by Consultant in connection with the performance of services under the Agreement, provided that such expenses are approved in advance in writing by the Company. Payment shall be made within 30 days following the presentation of expense statements or vouchers and supporting information consistent with the Company’s reimbursement polices; provided that the Company shall not in any event reimburse Consultant for (i) first or business class travel or (ii) entertainment expense not specifically approved in writing in advance by the Company.

(g)
Consultant shall be an independent contractor and not an employee. The Company shall have no obligation to provide any health, welfare, retirement, employee or other benefits to Consultant, except as expressly provided herein.

6.	Termination. Consultant’s Engagement by the Company shall terminate as set forth below.

(a)	At any time either party may terminate the Engagement without cause upon 30 days prior written notice.

(b)
The Company may terminate the Engagement for cause upon written notice to Consultant, which shall specify the cause for the termination. Cause shall include any of the following occurring after the date hereof: (i) any material breach by Consultant of this Agreement, which shall include a willful failure of refusal to perform his duties in accordance with the terms of this Agreement, that is not cured within 30 days of the Company’s delivery to Consultant of written notice of such breach; (ii) any conduct by Consultant of anyone authorized to act on Consultant’s behalf which actually and materially impairs the goodwill and reputation of the Company and/or its operations; (iii) the conviction or entry of a plea of nolo contendere by Consultant for a crime or offense involving misappropriation of monies or other property or any felony offense for any crime of moral turpitude or dishonesty, or the commission of fraud or embezzlement; (iv) Consultant’s challenge to the validity of the Company Patents, or support of any such third party challenge; or (v) Consultant’s insobriety or non-therapeutic use of drugs, chemicals or controlled substances either in the course of performing the duties and responsibilities described in this Agreement or in any other manner affecting Consultant’s ability to perform such duties and responsibilities.

(c)
Additionally the Engagement shall terminate immediately upon the death or disability of the Consultant. For this purpose, the Consultant shall be deemed to the disabled if he is unable substantially to perform the duties required by the Engagement, as determined by a responsible and licensed physician for a continuous period of 60 days or for any 60 days within any 120-day period.

(d)
Upon termination of this Agreement for any reason, Consultant shall immediately return any and all things, all tangible expressions of Company intellectual property and all Company Confidential Information (in any and all media now known or hereafter existing) in his possession or control belonging to the Company, including without limitation, computers, files and documents (whether in electronic or hard copy format).

(e)	The following provisions shall apply following the termination of the Engagement hereunder:

(1)	In the event the Engagement is terminated due to the death or disability of Consultant or is terminated by Consultant for any reason or by the Company for cause:

(A)
All Consultant Compensation shall cease as of the date of such termination except any Consultant Compensation that has accrued as of such date and which is due and payable on or prior to the 30th day following the end of the month in which the termination occurred; and

(B)	All unvested options under the Option Agreement shall expire.

(2)	In the event that the Engagement is terminated by the Company without cause:

(A)
Consultant shall be entitled to receive all Consultant Compensation set forth in Section 5(b)(2) which arises from settlement agreements, judgments or license agreements in effect at the time the Engagement is terminated or which are entered into or awarded within 180 days thereafter or which result from litigation that was pending at the time of such termination, in each case for the duration of such judgments or agreements.

(B)
Consultant shall be entitled to receive all Consultant Compensation set forth in the Section 5(c)(1), provided that for purposes of this Section (e)(2)(b), such Consultant Compensation shall be calculated in respect of the licenses described in Section 5(c)(l) entered into during the term of the Engagement or during the 180 days thereafter.

(C)
Consultant shall be entitled to receive all Consultant Compensation set forth in Section 5(c)(2), provided that for purposes of this Section 6(c)(2)(C), such Consultant Compensation shall be calculated in respect of the sale of Company Patents described in Section 5(c)(2) where the sales agreement is entered into during the term of the Engagement or during the 180 days thereafter.

(D)	All unvested options under the Option Agreement shall vest.

(3)
Except as expressly provided in this Section 6(e), Consultant shall not be entitled to any Consultant Compensation or other proceeds or royalties arising from any contract, award, license, settlement agreement, infringement or other claim, or other arrangement entered into, made or awarded after the Engagement is terminated.

(4)
If the Company is required to disgorge, whether by order of a bankruptcy court or otherwise, any amounts in respect of which Consultant has received Consultant Compensation. Consultant shall not thereby be required to disgorge such Consultant Compensation to the Company, provided that the Company shall be entitled to offset future Consultant Compensation payable to Consultant by such amount.

(f)	The provisions, agreements, representations, warranties and covenants contained in this Agreement shall survive the termination of the Engagement.

7.	Confidentiality.

(a)	“Confidential Information” shall mean any of the following created by, or provided or made available to Consultant by or on behalf of the Company (whether before or after the date hereof):

(1)
all data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, data or information concerning products, planning, litigation strategies, litigation analyses, reports, white papers, intellectual property enforcement strategies, marketing strategies, plans, finances, operations, customer relationships, customer profiles, sales estimates, business plans, pr internal performance results relating to the past, present or future business activities of the Company or any of its subsidiaries or affiliated companies or the customers, clients and suppliers of any of the foregoing:

(2)
all scientific or technical information, designs, processes, procedures, formulae, or improvements that are commercially valuable and secret in the sense that their confidentiality affords the Company a competitive advantage over its competitors; and

(3)
all confidential or proprietary concepts, documentation, reports, data (including magnetic tapes), specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how, information, or trade secrets, whether or not patentable or copyrightable.

(b)	Except as expressly authorized in advance in writing by the Company, Consultant shall:

(1)	safeguard all Confidential Information received using a reasonable degree of care, but not less than that degree of care used by him in safeguarding his own similar information or material;

(2)	not directly of indirectly communicate, disclose, disseminate to any third party or otherwise put in public domain, any Confidential Information; and

(3)	not use, directly or indirectly, any Confidential Information for any purpose other than to perform the consulting services pursuant to the Engagement.

Upon the request of the Company, Consultant shall surrender (or confirm the destruction or nonrecoverable data erasure of computerized data comprising) all memoranda, notes, drawings, manuals, records, computer code, software and other documents or materials including, pertaining to, or based upon, the Confidential Information and all copied of same, including “copies” that have been converted to computerized media in the form of image, data or word processing files either manually or by image capture). Upon the request of the Company, and upon the surrender or destruction of the foregoing materials, Consultant agrees to certify in writing to the Company that all of the foregoing materials have been surrendered to the Company or destroyed; provided that Consultant shall continue to be bound by the confidentiality obligations hereunder not withstanding the expiration or termination of this Agreement.

(c)	The obligations of confidentiality and restriction on use in Section 7(b) shall not apply to any Confidential Information that:

(1)	was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of Consultant.

(2)
was lawfully received by Consultant from a third party free of any obligation of confidence to the Company, provided that Consultant was aware that such third party was not bound by any obligation of confidence to the Company:

(3)	is known to Consultant on non-confidential basis prior to disclosure by the Company:

(4)
is required to be disclosed on a judicial or administrative proceeding (including a proceeding to enforce this Agreement), or is otherwise required to be disclosed by law, provided that Consultant shall have provided to the Company as much advance notice of the possibility of such disclosure as practical so the Company may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

(5)	is disclosed by Consultant in accordance with the prior written approval of the Company.

8.	Non-Compete and Non-Solicitation Covenants.

(a)
Consultant acknowledges and recognizes that prior to and during the Engagement he has been and will be privy to Confidential Information. Accordingly, in consideration of the promises contained herein and the consideration to be received by Consultant hereunder, without the prior written consent of the Company, Consultant shall not, at any time during the Term or within 180 days thereafter directly or indirectly, either alone or as a partner, officer, director, shareholder holding greater than 10% interest, sole proprietor, employee or consultant of any other firm or entity, (i) engage in any Competing Business or (ii) (A) induce, solicit or encourage employment with the Company or any direct or indirect subsidiary thereof to terminate their employment with Company or any such direct or indirect subsidiary, whether or not in connection with commencing employment with a Competing Business or (B) induce or encourage any entity or person with which the Company or any direct or indirect subsidiary thereof has a business relationship to terminate or alter such business relationship. “Competing Business” as used herein is defined as businesses involving Internet radio, Internet advertising, and Internet e-learning.

(b)
Consultant understands that the foregoing restrictions may limit his ability to earn a livelihood after the termination of this Agreement in a Competing Business but he nevertheless believes that he has received and will receive sufficient consideration provided hereunder to justify clearly such restrictions which, in any event (given his education, skills and ability). Consultant does not believe would prevent him from earning a living.

9.
Injunction Relief.  It is agreed that the restrictions contained in Sections 7 and 8 of this Agreement are reasonable, but it is recognized that damages in the event of the breach of any of those restrictions will be difficult or impossible to ascertain; and, therefore, Consultant agrees that, in addition to and without limiting any other right or remedy the Company may have, the Company shall have the right to obtain an injunction against Consultant issued by a court of competent jurisdiction enjoining any such breach if and to the extent that the Company can establish that is has met its burden in demonstrating that it satisfies the corresponding legal standards for imposing injunctive relief under Arizona law. Moreover, nothing in this Agreement shall limit any rights or remedies otherwise available to the Company or Consultant, including recovering damages for any breach of this Agreement.

10.
Part of Consideration.  Consultant also agrees, acknowledges, covenants, represents and warrants that he is fully and completely aware that, and further understands that, the restrictive covenants contained in Sections 7 and 8 of this Agreement are an essential part of the consideration for the Company entering into this Agreement and that the Company is entering into this Agreement in full reliance on such acknowledgements, covenants, representations and warranties.

11.
Trading in Securities.  Consultant acknowledges that he is aware that in the course of performing services under the Engagement Consultant may obtain material nonpublic information about the Company and that the United States securities laws restrict the ability of any person who has material, non public information concerning any publicly traded company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell each securities. Accordingly, Consultant agrees that he will not, directly or indirectly, trade in the Company’s common stock or tip others to do so at any time that Consultant is in possession of material non public information.

12.
Indemnification of Consultant.  The Company shall indemnify and hold Consultant harmless against any expenses, liabilities and losses incurred or suffered by Consultant in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative arising out of Consultant’s performance of the services set forth in Exhibit A, except in the extent that such expenses, liabilities or losses arise from the willful misconduct or gross negligence of Consultant.

13.
Nondelegability of Consultant’s Obligations and Company’s Assignment Right.  The obligations of Consultant hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. Company’s obligations under this Agreement shall be assigned automatically to any entity merging with or acquiring the Company or to any direct or indirect parent or subsidiary of the Company to whom the Company Patents may be transferred.

14.
Satisfaction of Amounts Due. Consultant hereby agrees that the covenants of the Company herein and the payment and issuance of the $30,000 and 250,000 shares of Common Stock pursuant to Section 5(a)(1) and (2) and the 100,000 nonqualified stock options set forth in Sections 5(a)(3) and 5(a)(4) shall constitute full and complete satisfaction of any and all amounts due and payable by the Company to Consultant as of the date hereof, whether for or in connection with services previously rendered or otherwise. Failure of the Company to satisfy and of the covenants in Section 5(a) will be considered a material breach of this Agreement and will result in revocation of any waiver by Consultant of his rights under the Work-Made Form Hire Agreement.

15.
Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Arizona, exclusive of the conflict of law provisions thereof, and the parties agree that any litigation pertaining to this Agreement shall be in courts located in Maricopa County, Arizona.

16.
Attorney’s Fees.  If any party finds it necessary to employ legal counsel or to bring an action at law or other proceeding against the other party to enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be paid by the other party its reasonable attorneys’ fees as well as court costs all as determined by the court.

17.
Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered given and delivered when personally delivered to the party to whom such notice or communication is addressed, or one business day after posting with an overnight courier, or when confirmation is received if sent by facsimile, or three business days after mailing via certified mail through the United States Postal Service, postage prepaid, with return receipt requested, properly addressed to a party at the address set forth below, or at such other address as such party shall have specified by notice given in accordance with this Section:

If to the Company	Modavox Inc.
2617 S. 46th Street, Suite 300
Phoenix, AZ 85034-7417
Attn: David J. Ide, CEO

If to Consultant to:	Andrew Burgess
37239 N. 33rd Avenue
Desert Hills, AZ 85086

18
Entire Agreement.   This Agreement, along with the Assignment and Option Agreement, constitutes the final written expression of the agreement between the parties with regard to the Engagement and are complete and exclusive statements of those terms. This Agreement, the Assignment and the Option Agreement supersede all understandings and negotiations concerning the matters specified herein and therein. Any representations, promises, warranties or statements made by either party that differ in any way from the terms of this written Agreement, the Assignment or the Option Agreement shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements or obligations between them related in any way to the matters herein contained unless specifically included or referred to herein or in the Assignment or Option Agreement. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

19	Waiver. The waiver by either party of the breach of any covenant or provision in this Agreement shall not operate or be constructed as a waiver of any subsequent breach by either party.

20
Invalidity of any Provision.  The provisions of this Agreement are severable, it being the intention of the parties hereto that should any provisions hereof be invalid or unenforceable, such invalidity or unenforceability of any provision shall not affect the remaining provisions hereof, but the same shall remain in full force and effect as if such invalid or unenforceable provisions were omitted.

21
Interpretation of Agreement.  When a reference is made in this Agreement to an article or section, such reference shall be to an article or section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include” “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Headings in this agreement are for informational purposes only and shall not be used to construe the intent of this Agreement.

22
Binding Effect: Benefits.  Subject to the restrictions set forth in Section 13 above, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

23
           Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

IN WITNESS HEREOF, Consultant and the Company have executed this Agreement as of the date of first written above.

Company	Consultant
Modavox Inc.
By: /s/ David J. Ide	/s/ Andrew Burgess
David J. Ide, President	Andrew Burgess

Schedule 1

Calculation of Net Proceeds (Example)

	End of Period 1	End of Period 2	End of Period 3	End of Period 4	End of Period 5
Cumulative Gross Proceeds	50	$200,000	$500,000	$1,000,000	$500,000
Cumulative Expenses	$500,000(1)	$100,000(2)	$100,000(3)	$100,000(5)	$100,000(7)
Cumulative Net Proceeds	$(500,000)	$(400,000)	$0(4)	$900,000	$400,000
Amount Due to Consultant	$0	$0	$0	$45,000(6)	$20,000(8)

1)	Represents all Expenses incurred prior to End of Period 1.

2)	Represents Expenses incurred between End of Period 1 and End of Period 2.

3)	Represents Expenses incurred between End of Period 2 and End of Period 3.

4)	At this point all Expenses have been netted against all Gross Proceeds. Net Proceeds shall equal $0.

5)	Represents Expenses incurred between End of Period 3 and End of Period 4.

6)	Represents 5% of cumulative Net Proceeds.

7)	Represents Expenses incurred between End of Period 4 and End of Period 5 and does not include the amount paid to Consultant at End of Period 4.

8)	Represents 5% of cumulative Net Proceeds.

Exhibit A

Services

•
Consulting with the Company and its counsel and testifying as a witness in any proceeding regarding enforcement of the Company Patents or any counterclaim against the Company in connection therewith, including the preparation of litigation case studies, writings, artwork, drawings, designs, code, internet-based products, templates, graphic and computer-generated material comparisons and opinions in connection therewith.

•
Consulting with the Company and its counsel in connection with the prosecution with the USPTO of the Company Patents, including without limitation, construction of new claims and the preparation for and responses to office actions.

•
Consulting with and providing information to the Company and its counsel regarding the historical operations and capital raising activities of the Company, including the Company’s efforts to license, sell, or otherwise exploit the Company Patents.

Exhibit B

Assignment of Inventions Agreement

ASSIGNMENT OF INVENTION AGREEMENT

This Agreement of Inventions Agreement (“Agreement”) is made and entered into as of this 7th day of December (“Effective Date”) by and between Modavox, Inc., a corporation organized under the laws of the State of Delaware (“Assignee”) and Andrew Burgess (“Assignor”).

RECITALS

A.
Assignor has been engaged from time to time by Assignee to perform services (collectively, the “Engagement”) including pursuant to a Consulting Agreement dated December 7th, 2007 (the “Consulting Agreement”).

B.	In connection with the Engagement, Assignor has or may in the future develop certain inventions, assets and know-how and the intellectual property therein.

C.	Assignor wishes to assign the Inventions described below to Assignee and subject to the terms and conditions set forth below. Assignee is willing to accept an assignment of the Inventions.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties hereto agree as follows:

1	Assignment.

1.1
Assignor does hereby sell, assign and transfer to Assignee his entire right, title and interest, including without limitation all patent, trademark, copyright and other intellectual property rights, in and to the Inventions, whether created or to be created by Assignee. The term “Inventions” shall mean all writings, drawings, documentation, manuals, discoveries, concepts, and ideas, whether patentable or not, including improvements, know-how, data, processes, methods, formulae and techniques concerning any past, present or prospective Assignee activities that the Assignor makes, discovers or conceives either solely or jointly with others in the course of the Engagement or using Assignee’s facilities, materials or personnel, and if based on or related to any Confidential Information, as defined in the Consulting Agreement at any time before such Engagement or after termination of such Engagement. All Inventions shall be solely the property of the Assignee and Assignor agrees to perform the obligations of this Section 1 without payment by the Assignee of any royalty or consideration other than as explicitly provided in this Agreement.

1.2
The Assignor shall maintain written notebooks in which he shall set forth on a current basis information as to all Inventions, describing in detail the procedures employed and the results achieved, whether or not in the Assignor’s opinion a given project has resulted in an Invention. The written notebooks shall at all times be the property of the Assignee and shall be surrendered to the Assignee upon termination of the Engagement or upon the Assignee’s request at any time.

1.3	Assignee shall provide Assignor any and all materials, whether written or electronic, related to any Inventions preceding the Engagement within five (5) business days of the date of this Agreement.

1.4	The Assignor shall apply, at the Assignee’s request and expense, for United States and foreign letters patent either in the Assignor’s name or otherwise as the Assignee shall direct.

1.5
Assignor hereby assigns to Assignee all of his rights to Inventions, and to applications for United States and or foreign letters patent and to United States and or foreign letters patent granted for Inventions.

1.6
Assignor will not assert any rights under any inventions, discoveries, concepts or ideas, or improvements thereof, or know-how related thereto (including any Inventions), as having made or acquired by him being engaged by the Assignee or during the term of his Engagement if based upon otherwise related to the Confidential Information as defined in the Consulting Agreement.

2.           Shop Rights:  Assignee shall also have the royalty free right to use in its business and to make, use, and sell produces, processes and or services derived from any inventions discoveries concepts and ideas whether or not patentable including processes methods formulas and techniques as well as improvements thereof or know how related thereto which are not within the scope of the Inventions but which are conceived or made by the Assignor with the use or assistance of the Assignee’s facilities, materials, or personnel.

3.            Additional Obligations: Without charge to Assignee, Assignor covenants and agrees that Assignor will sign all papers and documents and perform all other acts reasonably necessary or desirable for Assignee to perfect, confirm, complete, or record the assignment of the Inventions to the Assignee. Assignee also covenants and agrees to provide all reasonable information and assistance without charge to Assignee as may be required to fully disclose the Inventions to Assignee.

4.           Confidential Information: The parties understand and agree that they are bound by the confidentiality obligations set forth in the Consulting Agreement.

5.           Governing Law: This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Arizona exclusive of the conflict of law provisions thereof and the parties agree that any litigation pertaining to this Agreement shall be in courts located in Maricopa County, Arizona.

6.           Attorneys’ Fees:  If any party finds it necessary to employee legal counsel or to bring an action of law or other proceedings against the other party to enforce any of the terms therefore, the party prevailing in any such action or proceeding shall be paid by the other party its reasonable attorneys fees as well as court costs all as determined by the court.

7.           Modification:  No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

8.           Waiver:  The waiver by either party of the breach of covenant or provision in this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

9.           Invalidity of any Provision:  The provisions of this Agreement are severable if being the intention of the parties hereto that should any provisions hereto be invalid of unenforceable such invalidity or unenforceability of any provisions shall not affect the remaining provisions hereof but the same shall remain in full force and effect as if such invalid or unenforceable provisions were omitted.

10.           Interpretation of Agreement:  When a reference is made in this Agreement to an article or section, such reference shall be to an article or section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  Headings in this Agreement are for informational purposes only and shall not be used to constitute the intent of this Agreement.

11.           Binding Effect; Benefits:  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this agreement, expressed or implied is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement

12.           Counterparts: This Agreement may be executed simultaneously in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

13.           Miscellaneous:  This Agreement does not create and nothing in this Agreement shall be construed to create a partnership or joint venture between the parties and neither party shall act or represent itself as an agent of the other party and shall not bind or obligate the other party in any manner.  Neither party may sell, assign or transfer any rights or interest under this Agreement nor delegate any duties without the prior written consent of the other party.

IN WITNESS WHEREOF the parties have caused this Agreement to be entered into as of the Effective Date

Company	Consultant
Modavox Inc.
By: /s/ David J. Ide	/s/ Andrew Burgess
David J. Ide, President	Andrew Burgess

MODAVOX, INC.

OPTION AGREEMENT

This Option Agreement (the “Agreement”) is made as of the 7th day of December 2007, by Modavox, Inc. a Delaware corporation (the “Company”) and ANDREW BURGESS an individual (“Burgess”)

W I T N E S S E T H

WHEREAS, the Company has engaged Burgess as a consultant as set forth in that certain Consultant Agreement dated as of December 7th 2007 by and between the Company and Burgess (the “Consultant Agreement”) and

WHEREAS, pursuant to the Consulting Agreement and in consideration for the services rendered by Burgess thereunder and the other covenants therein the board of directors of the Company has determined that it is in the best interest of the Company to grant Burgess the right and option to purchase shares of the Company on and subject to the terms set forth herein.

NOW, THEREFORE in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged the Company and Burgess hereby agree as follows

1.
Grant of Option:  The Company hereby grants to Burgess, on the terms and conditions set forth herein an option to purchase (the “Option”) an aggregate of 300,000 shares of common stock, par value $0.0001 of the Company (“Common Stock”) at the exercise prices and subject to vesting as follows:

Number of shares	Exercise Price	Vesting Schedule
50,000	$1.00	Fully vested
50,000	$1.00	Vests on March 1, 2007
100,000	$1.75	Vests ratably ever 36 months fromthe date hereof
100,000	$2.00	Vests ratably over 36 months from the date hereof

The Option granted hereunder is designated as a Nonqualified Stock Option and the Option is not an incentive stock option as described in Section 422 of the Internal Revenue Code of 1986, as amended.

2.
Term of Option: The Option shall have a term of five (5) years (the “Term”) measured from the date hereof and shall accordingly expire on the date five (5) years from the date hereof unless sooner terminated in accordance with Paragraph 4.

3.
Method of Exercising Option: To the extent vested the Option may be exercised in whole or in part prior to its expiration by delivery of written notice to the Company substantially in the form of Exhibit A attached hereto (the “Exercise Notice”) identifying the Option and stating the number of shares being purchased (the “Exercise Shares”) along with payment in full of the exercise price for such shares in immediately available funds.  Promptly after receipt thereof the Exercise Notice and the exercise price the Company shall deliver the certificates evidencing the Exercise Shares to Burgess.  Burgess further agrees to pay to the Company at the time of exercise and as a condition thereto, all amounts necessary to satisfy all Federal, state, and local income and employment tax withholding requirements, if any, applicable to the exercise of the Option.

4.
Termination of Engagement under Consulting Agreement: In the event that the Engagement (as such term is defined in the Consulting Agreement) is terminated (i) due to the death or disability of Burgess (ii) by Burgess for any reason; or (iii) by the Company for cause the unvested options under this Agreement as of the date such termination shall expire.  In the event that the Engagement is terminated by the Company without cause, all unvested options under this Agreement shall vest and be exercisable immediately.

5.	Change in Control: In the event of any Change in Control, the Option shall automatically vest on full.

For purposes of this Agreement, “Change in Control” shall mean any of the following:

(a)
a stockholder-approved merger or consolidation after which the stockholders of the Company immediately prior to such transaction together with their respective affiliates own less than 50% of the total combined voting power of the Company’s outstanding securities, or

(b)	a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets.

6.
Merger, Consolidation or Reorganization:  In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, the Board of Directors, or the board of directors of any corporation assuming the obligations of the Company hereunder, shall take action regarding each outstanding and unexercised option pursuant to either clause (a) or (b) below:

(a)
Appropriate provision shall be made for the protection of such option by the substitution on an equitable basis of appropriate shares of the surviving corporation provided that the excess of the aggregate fair market value (as defined below of the shares subject to such option immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to such option immediately after such substitution over the exercise price thereof; or

(b)
Appropriate provision shall be made for the cancellation of such option.  In such event, the Company, or the corporation assuming the obligation of the Company hereunder, shall pay the Optionee an amount of case (less required withholding taxes) equal to the excess of the highest fair market value (as defined below) per share of the Common Stock during the 60-day period immediately proceeding the merger, consolidation or reorganization over the option exercise price multiplied by the number of shares subject to such options (whether or not then exercisable).

For purposes of this Paragraph 6, fair market value shall be (i) the last reported closing price of such stock on the principal stock exchange on which such stock is listed or (ii) if such stock is not listed on an exchange, the last trade price per share for such stock in the over-the-counter market as quoted on the OTC Bulletin Board or the pink sheets or successor publication of the National Quotation Bureau on such date, or (iii) if such stock is not then listed or quoted as referenced above an amount determined in good faith by the Board of Directors.

7.
Adjusted in Option Shares:  Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares for other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration appropriate adjustments shall be made to (i) the total number and or class of securities subject to the Option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8.
Prohibitions Against Transfer:  The Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Burgess only by Burgess. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, and assigns of Burgess.

9.
Registration and Legends: Burgess understands that (i) the Company has not registered the Option or the Exercise Shares under the Securities Act of 1933 as amended (the “Act”) or the applicable securities laws of any state. Burgess represents and warrants that Burgess is acquiring the Option and will acquire the Exercise Shares, for Burgess’s own account for investment not with a view to distribution, assignment, resale or other transfer of the Option or the Exercise Shares.  Because the Option and the Exercise Shares are not registered.  Burgess is aware that Burgess must hold them indefinitely unless they are registered under the Act and any applicable securities laws or Burgess must obtain exemptions from such registration.  Upon exercise in part or in whole of this Option, the Exercise Shares shall bear the following legend:

The shares of Common Stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and they may not be offered for sale, sold, transferred, pledged, or hypothecated without an effective registration statement under the Act and under any applicable state securities laws, or any opinion of counsel, satisfactory to the Company that an exemption from such registration is available.

10.	Stockholder Rights: The holder of this Option shall not have any stockholder rights with respect to this Option until such holder shall have exercised this Option for Exercise

Shares paid the required exercise price for such Exercise Shares and become the record holder of such Exercise Shares.

11.
Successors and Assigns: Except to the extent otherwise provided in Paragraph 8 of this Agreement the provisions of this Agreement shall inure to the benefit of and be binding upon the Corporation and ifs successors and assigns and Burgess. Burgess’s assigns and the legal representatives, heirs and legates of Burgess’s estate.

12.
Entire Agreement Governing Law: This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements of the Company and Burgess with respect to the subject matter hereof, and may not be modified adversely to Burgess’s interest except by means of a writing signed by the Company and Burgess. This Agreement shall be governed by Arizona law except for the body of law pertaining to conflict of laws.

IN WITNESS WHEREOF, the Company and Burgess have executed this Agreement as of the date first above written.

MODAVOX, INC.

Company	Consultant
Modavox Inc.
By: /s/ David J. Ide	/s/ Andrew Burgess
David J. Ide, President	Andrew Burgess

[Signature Page to Option Agreement between Modavox, Inc. and Andrew Burgess]

Exhibit A

Exercise Notice

Modavox, Inc.
2617 South 46th Street
Suite 300
Phoenix, Arizona 85034-7417

The  undersigned                                hereby                      irrevocably                      subscribes                      for           the            purchase         of
(__________) shares pursuant to and in accordance with the terms and the undersigned and Modavox, Inc. (the “Company”) and herewith makes payment, covering the purchase of the Exercise Shares and any withholding taxes required to be paid under the Agreement which Exercise Shares should be delivered to the undersigned at the address stated below and if such number of Exercise Shares shall not be all of the shares purchasable under the Option, then a new Option of like tenor for the balance of the remaining shares purchasable under the Option shall be delivered to the undersigned at the address stated below.

The undersigned agrees that: (1) the undersigned will not offer, sell, transfer, or otherwise dispose of any such Exercise Shares, unless either (a) a registration statement, or post-effective amendment thereto covering such Exercise Shares have been filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as mended (the “Act”) and such sale, transfer, or other disposition is accompanied by a prospectus meeting the requirements of Section 10 of the Act forming a part of such registration statement, or post effective amendment thereto which is in effect under the Act covering the Exercise Shares to be so sold, transferred or otherwise disposed of or (b) the Company has received an opinion on writing and acceptable on the Company, addressed to the Company and rendered by the Company’s counsel, that such proposed offer, sale, transfer or other disposition of the Exercise Shares is exempt from the provisions of Section 5 of the Act in view of the circumstances of such proposed offer, sale, transfer or other disposition (2) the Company may notify the transfer agent for its Common Stock that the certificates for the Common Stock acquired by the undersigned are not to be transferred unless the transfer agent receives advice from the Company that one or both of the conditions referred to in (1)(a) and (1)(b) above have been satisfied, and (3) the Company may affix the legend set forth in Paragraph 9 of the Agreement to the certificates for Shares hereby subscribed for if such legend is applicable.

Dated:________________________	Signed:__________________________
Addressed:_______________________